Exhibit 99.1

Plymouth Industrial REIT Provides Update on Acquisition and Leasing Activity

Closes $100 Million Term Loan to Continue Evolution of its Capital Structure

BOSTON—(January 23, 2020) Plymouth Industrial REIT, Inc. (NYSE American: PLYM) provided an update on acquisition activity during the fourth quarter of 2019 and its significant momentum in leasing activity during the fourth quarter and to date in 2020. The Company also announced a new $100 million term loan that is expected to facilitate its move to a much larger credit facility in 2020.

Jeff Witherell, Chairman and Chief Executive Officer, noted, “We have continued to execute on our leasing and acquisition goals to grow the company and create value for our shareholders. The acquisitions completed during the quarter helped us achieve our target for the year and diversified our presence in leading industrial markets with strong fundamentals. Our leasing activity has greatly improved the portfolio and exceeded our expectations for 2020 with nearly two-thirds of our existing expirations already addressed through renewal or new leases with favorable increases in rental rates. The entire Plymouth team has contributed an outstanding effort, and we will look to build on this momentum throughout 2020.”

Acquisition Update

For the fourth quarter of 2019, Plymouth completed the purchase of 13 industrial buildings totaling approximately 2,857,000 square feet for total consideration of approximately $102.1 million. The acquisitions, which are projected to provide a weighted average initial yield of approximately 8.35%, were funded with borrowings on its credit facility and the assumption of existing mortgage loans.

In addition to previously disclosed acquisitions of industrial buildings in Peachtree City, Georgia for $19.4 million and a 10-building portfolio in Indianapolis, Indiana for $62.4 million during the fourth quarter, Plymouth completed the purchase of a 420,000-square-foot industrial building in Findlay, Ohio for $16.8 million and an additional property in St. Louis, Missouri for $3.5 million.

Leasing Update

Leases commencing during the fourth quarter of 2019 totaled an aggregate of 660,000 square feet, all of which were leases of at least six months. The leases included 288,000 square feet of renewal leases and 372,000 square feet of new leases, and the Company will experience an 8.7% increase in rental rates on a cash basis from these leases.

For leases commencing during 2019, the Company signed an aggregate of 2.8 million square feet of leases for the year, 2.4 million of which were leases of at least six months. The leases greater than six months included 1.4 million square feet of renewal leases and 1.0 million square feet of new leases, and the Company will experience an 11.6% increase in rental rates on a cash basis from these leases.

As of December 31, 2019, Plymouth had 1.3 million square feet of leases scheduled to expire in 2020. This figure, combined with the additional 1.5 million square feet that was initially scheduled to expire in 2020 that was either renewed or leased to new tenant prior to the end of 2019 represents approximately 16% of Plymouth’s total portfolio. To date in 2020, the Company has addressed an additional 200,000 square feet, bringing the total of renewed or new leases that were scheduled to expire in 2020 up to 1.7 million square feet, representing approximately 61% of the initial 2020 expirations.

New $100 Million Senior Secured Term Loan

Consistent with Plymouth’s 2020 plan to achieve its ultimate objective of moving away from property-secured credit to an equity secured credit facility and ultimately to institutional based unsecured debt, on January 22, 2020, Plymouth closed on a new $100 million senior equity secured term loan with KeyBank. The new facility provides $45 million of current funding at closing and provides borrowing capacity to finance additional opportunities in its acquisition pipeline. The term loan bears interest at 200 to 250 basis points over LIBOR, depending upon leverage, and matures in October 2020.

About Plymouth

Plymouth Industrial REIT, Inc. is a vertically integrated and self-managed real estate investment trust focused on the acquisition and operation of single and multi-tenant industrial properties located in secondary and select primary markets across the United States. The Company seeks to acquire properties that provide income and growth that enable the Company to leverage its real estate operating expertise to enhance shareholder value through active asset management, prudent property re-positioning and disciplined capital deployment.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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Contact:
Tripp Sullivan
SCR Partners
(615) 760-1104
TSullivan@scr-ir.com